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                                                                      EXHIBIT 12
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                     POGO PRODUCING COMPANY & SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                        YEAR ENDED DECEMBER 31,
                                          1993        1992        1991        1990        1989
EARNINGS:
Income before taxes and
  extraordinary item-----------------  $   40,042  $   28,687  $   14,616  $   43,484  $    2,638
    Add --
      Fixed charges------------------      11,245      19,305      25,302      31,797      37,850
    Less --
      Capitalized interest-----------        (451)       (391)       (637)       (741)     (1,106)
        Total earnings---------------  $   50,836  $   47,601  $   39,281  $   74,540  $   39,382
FIXED CHARGES:
Interest expense---------------------  $   10,956  $   19,036  $   24,946  $   31,441  $   37,458
Portion of rental expense
  representing interest--------------         289         269         356         356         392
        Total fixed charges----------  $   11,245  $   19,305  $   25,302  $   31,797  $   37,850
RATIO OF EARNINGS TO FIXED
  CHARGES----------------------------         4.5         2.5         1.6         2.3         1.0
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